Exhibit 10.41

July 2, 2012

Personal and Confidential

Eugene Donnelly

60 Tuckahoe Road

Eaton, CT 06612

Dear Gene:

This letter will confirm the following terms in connection with the transition of your responsibilities as Chief Financial Officer of Apollo Global Management, LLC (together with its affiliated investment companies, the “Company”) and your separation from the Company. The Company and you agree that this letter (this “Agreement”) represents the full and complete agreement concerning the transition of your current responsibilities and separation from employment with the Company.

1.	Current Position: Unless your employment is terminated by the Company for Cause (as that term is defined in the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan) or by reason of your death or Disability (as defined in the letter agreement dated May 13, 2010 between you and the Company (as amended, the “2010 Letter Agreement”)), you shall remain in your current position as the Company’s Chief Financial Officer until the Company files a Form 10-Q with the Securities and Exchange Commission for the period ending June 30, 2012 (the “Term”). During the Term, you shall continue to devote all of your full business time and attention to the performance of your duties as Chief Financial Officer of the Company and you shall continue to receive your current base salary and to participate in the Company’s health and welfare plans on the same terms and conditions as of the date hereof.

2.	Transition Period: Commencing immediately following the completion of the Term (the “Transition Date”) and through December 31, 2012 (the “Transition Period”), you shall remain a full time senior adviser to the Company and you shall assist the Company in the transition of your current responsibilities to your successor, assist in the Company’s implementation of its new PeopleSoft software program, supervise the completion of the Company’s Sarbanes-Oxley certification, testing and implementation and perform other such duties as the Company may from time to time reasonably request and that are consistent with a senior advisory role. During the Transition Period, you will be required on a substantially regular basis to report to the Company’s offices, although you will not be required to be in the office full time. Notwithstanding the forgoing, after November 15, 2012, you shall not be required to devote your full business time to the Company and shall only be required to report to the Company’s offices as is reasonably necessary to perform your duties hereunder. The Company will continue to pay you your base salary at the rate in effect as of the date hereof through November 15, 2012 (unless your employment is terminated for Cause or due to your resignation, death or Disability) and you will continue to participate in the Company’s health and welfare plans on the same terms and conditions as of the date hereof through the last date of your employment with the Company (expected to be December 31, 2012, unless sooner terminated in accordance with the terms of the Agreement, the “Separation Date”). You will not earn any vacation time following the Transition Date.

3.	2012 Bonus: Except as set forth below and provided that you execute the Release of Claims in the form attached as Exhibit A (the “Release of Claims”), which must be submitted on the Separation Date and not revoked within the 7-day revocation period provided therein, the Company shall pay you a bonus for services performed through the Transition Period in an amount equal to $1,487,500 (the “2012 Bonus”), such payment to be made on or about January 15, 2013. Notwithstanding the foregoing, in the event that the Company terminates your employment for Cause or if you resign for any reason or your employment terminates due to your death or Disability prior to November 15, 2012, the Company shall have no obligation to pay you the 2012 Bonus and you will be entitled to receive only the base salary earned as of the Separation Date.

4.	AGM Incentive Pool Payments: On August 4, 2011, you were awarded a contingent profits interest in the Company’s affiliate, AGM Incentive Pool, L.P. (the “Incentive Pool”), pursuant to the AGM Incentive Participation Plan (the “AGM Incentive Plan”). On or prior to December 31, 2012, the Incentive Pool may make discretionary distributions to you at our request. To the extent that it makes any such distributions to you in recognition of the services you perform during the 2012 year and ending on the Separation Date, then the amount of the 2012 Bonus then due pursuant to this Agreement shall be reduced by an equivalent amount. For the avoidance of doubt, your interest in the Incentive Pool will be forfeited without consideration immediately following any payment to you in respect of the 2012 year.

5.	Employee Benefits:

(i)	Your employee benefits will terminate on the Separation Date

(ii)	Following the termination of your employee benefits, you will be eligible to continue your health care coverage pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), and the requirements and limitations thereof. If you elect continued coverage under COBRA, you are responsible for paying the cost of such continuation coverage in an amount up to 102% of the premium. You will receive information about continuing your health coverage under COBRA in a later mailing, including a form by which you may elect continued coverage.

6.

RSU Awards: You shall continue to vest in any unvested restricted share units of the Company previously granted to you pursuant to the terms of the Restricted Share Unit Award Agreement dated September 30, 2010 between you and the Company (the “2010 Award”), the Restricted Share Unit Award Agreement dated March 15, 2011 between you and the Company (the “March 2011 Award”), the Restricted Share Unit Award Agreement dated October 14, 2011 between you and the Company (the “October 2011 Award”), and the Restricted Share Unit Award Agreement dated December 28, 2011 between you and the Company (the “December 2011 Award” and together with the 2010 Award and the March 2011 Award and the October 2011 Award, the “RSU Award Agreements,” and each an “RSU Award Agreement”), through the Separation Date; provided, however, that any terms of the 2010 Award or the October 2011 Award providing for acceleration of vesting upon a termination without Cause or for Good Reason are hereby null and void. Except as provided in the immediately preceding sentence, any RSUs granted to you under the 2010 Award, March 2011 Award, the October 2011 Award and the December 2011 Award which have vested on, or prior to, the Separation Date shall subsist in accordance with the terms of the award agreements. Notwithstanding the foregoing or anything to the contrary contained in an RSU Award Agreement, subject to (i) your continued employment with the Company through the end of the Transition Period (except that this requirement will be waived if the Company terminates your employment without Cause); and (ii) the execution and non-revocation of the Release of Claims, you shall vest in 25% of any RSUs that are unvested as of the Separation Date. For the avoidance of doubt, an additional (i)

70,000 unvested RSUs granted pursuant to the 2010 Award shall vest pursuant to the immediately preceding sentence; (ii) 3,541 unvested RSUs granted pursuant to the March 2011 Award shall vest pursuant to the immediately preceding sentence; (iii) 16,042 unvested RSUs granted pursuant to the October 2011 Award shall vest pursuant to the immediately preceding sentence; and (iv) 4,595 unvested RSUs granted pursuant to the December 2011 Award shall vest pursuant to the immediately preceding sentence. Pursuant to the Company’s Share Ownership Policy, you will be permitted to sell any shares issued to you on or after the 90th day following the Separation Date.

7.	Post Employment Restrictions: Except as specifically modified herein, you acknowledge and agree that you will continue to abide by and comply with each of the covenants set forth in (x) the paragraphs entitled “No Solicitation or Competition” and “Nondisparagement” in the 2010 Letter Agreement; and (y) Exhibit B to the 2010 RSU Award, all of which remain in full force and effect. Notwithstanding the foregoing, commencing on April 30, 2013, the definition of “Competitive Business” (as such term is defined in the 2010 Letter Agreement) shall specifically exclude any alternative asset manager whose assets under management are less than $12.5 billion as of the date that you commence employment with such business.

8.

Office. The Company may relocate you from your present office on the 43rd floor of 9 West 57th Street, New York, New York to an office at 730 Fifth Avenue, New York, New York or in the Company’s office in Purchase, New York. The Company shall provide you with your current administrative assistant through the Separation Date and shall not terminate her employment without cause prior to December 31, 2012.

9.	Release: In consideration for the payments, benefits and other covenants contained herein, you voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates and parents, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or any of the other Releasees or the termination thereof, the 2010 Letter Agreement (including any claim that you have Good Reason to resign your employment, as such term is defined in the 2010 Letter Agreement), any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, severance, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

10.

No Claims Filed: As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company or any of the other Releasees, any complaints or lawsuits with any court prior to the date hereof. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court. This Agreement does not: (i) prohibit or restrict you from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) require you to notify the Company of such communications or inquiry.

11.	Prior Agreement: You acknowledge and agree that the 2010 Letter Agreement is of no further force and effect and that neither party shall have any further rights or obligations pursuant to the 2010 Letter Agreement other than those paragraphs entitled “No Solicitation or Competition,” “Nondisparagement” and “Remedies, Severability,” each of which specifically survive.

12.	No Admission of Wrongdoing: By entering into this Agreement, neither you nor the Company nor any of the Company’s officers, agents or employees, admit any wrongdoing or violation of any law.

13.	Certification of Disclosures: You hereby represent that all information that you have disclosed or certified to the Company or any governmental authority, including, without limitation, the Securities and Exchange Commission, was true and correct at the time that such information was disclosed or certified. You further represent that you are not aware of any information of which you had knowledge and that would be required to be disclosed pursuant to any applicable law or regulation to the Company or any governmental authority or in any public filing that has not been previously disclosed.

14.	No Negative Statements: You agree not to make, or cause to be made, any negative or disparaging statements about, or to intentionally do anything that damages, the Company, or the Releasees, or, collectively, the services, reputation, financial status, business relationships, or any of the directors, officers and employees of the Company and the Releasees. The Company similarly agrees that it will direct its senior officers, Executive Committee members, directors and partners not to make, or cause to be made, any negative or disparaging statements about, or to intentionally do anything that damages your reputation, financial status or business relationships. In addition, neither party shall issue any public statement or speak or communicate in any manner with any media outlet regarding the transition of your responsibilities or your separation from the Company except as otherwise required by law. You agree to refer all requests for references or other information regarding your employment to Lisa Barse Bernstein, Global Head of Human Resources.

15.	Breach of this Agreement: You promise to abide by the terms and conditions in this Agreement, and you understand that if you do not, the Company shall be entitled to attorneys’ fees and any other damages incurred due to such breach, except that this provision will not apply if you file a lawsuit challenging the validity of this Agreement.

16.	Severability: If at any time, after the date of the execution of this Agreement any court or administrative agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, the provision’s illegality or unenforceability will not impair the enforceability of any other provision of this Agreement.

17.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

18.	Choice of Law; Arbitration; Waiver of Jury Trial: This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this letter agreement or your employment, other than injunctive relief as provided in this letter agreement and the 2010 Letter Agreement, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and you will share the AAA administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND WE HEREBY WAIVE AND COVENANT THAT YOU AND WE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

19.	Entire Agreement: This Agreement and the RSU Award Agreements constitute the entire agreement between you and the Company and supersede all other agreements between you and the Company, including the 2010 Letter Agreement, except the paragraphs entitled “No Solicitation or Competition,” “Nondisparagement” and “Remedies, Severability,” which specifically survive. In addition, nothing herein shall not relieve you of any contractual or common law obligations to maintain the Company’s confidential, proprietary and trade secret information as confidential and not to use such information for your benefit or the benefit of any third party.

20.	Waiver: By signing this Agreement, you acknowledge that:

a)	You have carefully read and understand this Agreement;

b)	The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

c)	You have been given twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney about both;

d)	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

f)	You acknowledge and agree that the payments and benefits set forth in Paragraph 2 of this Agreement are contingent on execution of this Agreement, which releases all of your claims against the Company, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company, the Releasees and their respective shareholders officers, directors or employees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

g)	You have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing. The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;

h)	This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

i)	This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after you sign it, provided that you do not exercise you right to revoke this Agreement.

21.	Return of Signed Agreement: You should return the signed Agreement to me on or before the date that is 21 days following the date hereof.

Sincerely,

/s/ Lisa Barse Bernstein

Lisa Barse Bernstein
Global Head of Human Resources

Read, Accepted and Agreed to:

/s/ Eugene Donnelly
Eugene Donnelly
Dated:	July 2, 2012